Center Bancorp, Inc. Announces Loan Growth and Expense Reductions

UNION, N.J., June 25, 2008 (PRIME NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC), parent company of Union Center National Bank ("UCNB"), today announced the Corporation expects to achieve net loan growth of approximately 12 percent for the second quarter period ended June 30, 2008. Anthony C. Weagley, President & CEO indicated that "the Corporation has been successful in increasing its loan portfolio during the current quarter of 2008, as a result of building client relationships and aggressively pursuing the executions of its strategic plans which are focused on loan growth."

The loan portfolio for the three months ended June 30, 2008 is expected to amount to approximately $632.0 million or an increase of $98.0 million or 18 percent over the comparable period in 2007 and $67.0 million or 12 percent on a linked sequential quarter basis in 2008.

At the same time, the Corporation has been successful in maintaining loan credit quality and anticipates that it will have reduced its nonperforming loans in the period to amount to only 0.1 percent of total outstanding loans at the end of the period. Additionally the Corporation has successfully reduced its OREO in its entirety and expects that level to remain at June 30, 2008.

The Corporation also commented on the status of its expense reductions and announced that it had moved ahead, on the previously announced strategic outsourcing agreements, to aid in the realization of its goal to reduce operating overhead and shrink the infrastructure of the Corporation. The cost reduction plans resulted in the reduction of workforce by 12 staff positions in the quarter, which in turn resulted in a one time charge of $145,000 for the period for severance and termination benefits. Additionally the Corporation announced that it had completed its outsourcing arrangement with Atlantic Central Bankers Bank, BITS program and the migration of its telecommunications lines to their service platform. The result of these initiatives is expected to result in annual cost savings of $600,000.

In a separate announcement, the Corporation has also indicated that it has moved to dispose of its Union data center/operations building and to lease or sell the facility. The Corporation hopes to be able to negotiate a deal in 2008, which would result in further significant reductions in its operating overhead. The Corporation has signed an agreement with Sperry Van Ness to market the building. The operations in the current facility will be relocated to its other two facilities in Union.

Center Bancorp, Inc. is a Financial Services Holding Company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest National banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration. In the fourth quarter of 2007, Center additionally offers title insurance services in connection with the closing of real estate transactions, through its two subsidiaries Union Title Company and Center Title Company.

The Bank currently operates 13 banking locations in Union and Morris counties. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union, Chatham and Madison, New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At December 31, 2007, the Bank had total assets of $1.0 billion, total deposits of $699 million and stockholders' equity of approximately $85.3 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Forward-Looking Statements

All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CONTACT:	Center Bancorp, Inc.Anthony C. Weagley, President & Chief Executive Officer
(908) 206-2886
Investor Relations
Joseph Gangemi
(908) 206-2886